EXHIBIT 21.1


Kleven Construction, Inc.
d/b/a Kleven Communications

Concepts in Communications, Inc.

Southern Communications Products, Inc.

Compass Communications, Inc.

Trans Sierra Communications, Inc.
d/b/a Riley Underground Communications, Inc.